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                                                                    EXHIBIT 10.2


                             MACROVISION CORPORATION
                  EXECUTIVE SEVERANCE AND ARBITRATION AGREEMENT

        THIS EXECUTIVE SEVERANCE AND ARBITRATION AGREEMENT is made and entered into as of July 5, 2005, by and between Macrovision Corporation, a Delaware corporation (the "Company") and Alfred J. Amoroso ("Executive").

        WHEREAS, the Board of Directors (the "Board") of the Company has determined that, in the event of a possible, threatened or pending sale or other change in control of the Company, it is imperative that the Company and the Board be able to rely upon Executive to continue in Executive's position, and that the Company be able to receive and rely upon Executive's advice, if requested, as to the best interests of the Company and its stockholders without concern that Executive might be distracted by the personal uncertainties and risks created by any such possible transactions; and

        WHEREAS, in connection with the foregoing, Executive may, in addition to Executive's regular duties, be called upon to assist in the assessment of any such possible transactions, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate; and

        WHEREAS, the Company's Compensation Committee has determined that Executive should be provided severance benefits in the event his employment is terminated in connection with a change in control or without cause in the absence of a change in control, so that Executive will not be distracted by personal uncertainties and risks concerning his employment with the Company; and

        WHEREAS, the Board and the Compensation Committee have authorized the Company to enter into an agreement with Executive providing severance benefits as set forth herein;

        NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive and the availability of Executive's advice and counsel through the occurrence of any Change in Control of the Company, and to induce Executive to enter into and remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

        1.      DEFINITIONS.

                (a) "CAUSE" means the occurrence of any one or more of the following: (i) conviction of any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or a Subsidiary, (ii) engaging in a fraudulent act to the material damage or prejudice of the Company or a Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or a Subsidiary,
(iii) willful and continued failure to comply in any material respect with the terms of any applicable employment agreement or any written policies or lawful directives of the Board which have an immediate and materially adverse effect on the Company or a Subsidiary and which have not been corrected within 30 days after written notice from the Company of such failure, (iv) any material act or omission involving malfeasance or negligence in the performance of employment duties which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been corrected within 30 days after written notice from the Company, or (v) material breach of any other agreement with the Company, which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been cured within 30 days after written notice from the Company of such breach.

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                (b)     "CHANGE IN CONTROL" means any of the following events
(i) any "person" or "group" (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company), of securities of the Company representing 50% or more of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors; or, (ii) the Company sells or exchanges, through merger, assignment or otherwise, in one or more transactions, other than in the ordinary course of business, assets which provided at least seventy percent (70%) of the revenues or pre-tax net income of the Company and its Subsidiaries on a consolidated basis during the most recently-completed fiscal year, or, (iii) Continuing Directors cease to constitute at least a majority of the Board. Notwithstanding the foregoing, the following events shall not constitute a Change in Control: any acquisition of beneficial ownership pursuant to (i) a reclassification, however effected, of the Company's authorized common stock, or (ii) a corporate reorganization involving the Company or a Subsidiary which does not result in a material change in the ultimate ownership by the stockholders of the Company (through their ownership of the Company or its successor resulting from the reorganization) of the assets of the Company and its Subsidiaries, but only if such reclassification or reorganization has been approved by the Board.

                (c) "CODE" means the Internal Revenue Code of 1986, as amended.

                (d) "CONTINUING DIRECTOR" means (i) each Director in office on July 1, 2005, and (ii) any successor to any such Director whose nomination or selection was recommended or approved by a majority of the Directors in office at the time of the Director's nomination or selection.

                (e) "GOOD REASON" means the occurrence of any of the following without Executive's consent: (i) a substantial diminution in Executive's status, position or responsibilities, or the assignment to Executive of any duties or responsibilities that are inconsistent with Executive's status, position or responsibilities; (ii) a reduction in Executive's base salary or target bonus compensation under the Company's Executive Incentive Plan; (iii) the Company's failure to make the annual refresh stock option grants described in the accepted offer of employment between Executive and the Company dated June 8, 2005 (the "Employment Letter"); (iv) the failure of any successor-in-interest to assume all of the obligations of the Company under this Agreement; (v) material breach of this Agreement by the Company or material breach by the Company of any other material agreement between the Company and Executive which breach continues after written notice from Executive and a reasonable opportunity by the Company to cure any such breach; or (vi) a relocation of Executive's principal place of employment to a new work site requiring an increase in one-way commute from Executive's residence of more than thirty-five
(35) miles.

                (f) "SUBSIDIARY" means (i) any corporation, foreign or domestic, in which the Company directly or indirectly owns 50% or more of the issued and outstanding voting stock on an "as converted basis" and (ii) any partnership, foreign or domestic, in which the Company owns a direct or indirect interest equal to 50% or more of the outstanding equity interests.

                (g) "WELFARE BENEFITS" means and includes, without limitation, all life, dental, health, accident and disability benefit plans, other similar welfare plans, and any equivalent successor policy, plan, program or arrangement that may now exist or be adopted hereafter by the Company or a Subsidiary.

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        2.      SEVERANCE BENEFITS.

                (a) In the event that a Change in Control occurs and, within the period beginning four (4) months before the date of the Change in Control and ending twelve (12) months thereafter, (i) Executive's employment is terminated by the Company or a Subsidiary without Cause or (ii) Executive voluntarily terminates his employment with the Company and its Subsidiaries with Good Reason, then the Company shall provide Executive severance benefits under this Agreement. Such severance benefits shall consist of a lump sum payment equal to twelve (12) months of Executive's regular base salary in effect four
(4) months before the time of the Change in Control or at the time of the termination of his employment, whichever is greater;

                (b) In the event that Executive's employment is terminated by the Company or a Subsidiary without Cause or Executive voluntarily terminates his employment with the Company and its subsidiaries with Good Reason and not within the period specified in Section 2(a) above, then the Company shall provide Executive severance benefits under this Agreement. Such severance benefits shall consist of a lump sum payment equal to twelve (12) months of Executive's regular base salary in effect at the time of the termination of his employment (and prior to any reduction triggering a resignation for Good Reason as defined above).

        3.      WELFARE BENEFITS.

                (a) During the period that the Company is obligated to pay Executive salary continuation pursuant to Section 2 above, or, if sooner, until Executive is entitled to Welfare Benefits (as defined above) under any plan maintained by any entity employing Executive after Executive's employment with the Company terminates, Company shall provide to Executive (and his spouse and other qualified dependents) all Welfare Benefits at Company expense that Company provided to Executive at Company expense (and his spouse and qualified dependents) immediately prior to the termination of his employment. Notwithstanding the foregoing, with respect to any Welfare Benefits provided through an insurance policy, the Company's obligation to provide such Welfare Benefits shall be limited by the terms of such policy; provided, however, that
(i) the Company shall make reasonable efforts to amend such policy to provide the continued coverage described in this Section 3(a), and (ii) if such policy is not amended to provide the continued benefits described in this Section 3(a), the Company shall pay Executive's cost of comparable replacement coverage.

                (b) If prior to the termination of his employment Executive was required to contribute towards the cost of a Welfare Benefit as a condition of receiving such Welfare Benefit, Executive may be required to continue contributing towards the cost of such Welfare Benefit under the same terms and conditions as applied to Executive while employed in order to receive such Welfare Benefit.

        4. STOCK OPTIONS. The Company has granted Executive options to purchase Company common stock THAT are currently outstanding, but not yet exercisable in whole or in part, and the Company may grant Executive additional stock options in the future. The currently outstanding stock options and any future stock options the Company grants to Executive are hereinafter referred to as the "Stock Options." Notwithstanding the provisions of any agreement(s) pursuant to which the Stock Options are granted, in the event that a Change in Control occurs and, within the period beginning four (4) months before the date of the Change in Control and ending twelve (12) months thereafter, (a) Executive's employment is terminated by the Company or a Subsidiary without Cause or (b) Executive voluntarily terminates his employment with Company and its Subsidiaries with Good Reason, then on the later of the date of the Change in Control or the last day of Executive's employment with the Company and its Subsidiaries, all of the Stock Options held by Executive shall become fully vested and exercisable.

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In the event that Executive's employment is terminated by the Company or a
Subsidiary without Cause or Executive voluntarily terminates his employment with the Company and its subsidiaries with Good Reason and not within the period specified above, the vesting of all of the Stock Options held by Executive shall accelerate such that the number of Stock Options that would have vested and become exercisable twelve (12) months following the termination date shall become vested and exercisable as of the termination date.

        5. EXCISE TAXES. If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive receives from the Company (or a successor), constitute "excess parachute payments" within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code, the Company shall increase the amounts payable under this Agreement to the extent necessary to afford Executive substantially the same economic benefit under this Agreement as Executive would have received had no such excise tax been imposed on the payments due Executive under this Agreement. The determination of the amount of any such excise tax shall be made, at Company expense, by an independent accounting firm retained by the Company prior to the occurrence of the event giving rise to such excess parachute payments.

        6. OTHER EMPLOYEE BENEFITS. The benefits provided to Executive hereunder shall not be affected by or reduced because of any other benefits (including, but not limited to, salary, bonus, pension, stock option or stock purchase plan) to which Executive may be entitled by reason of his employment with the Company or any Subsidiary thereof or the termination of his employment with the Company, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement. Notwithstanding the foregoing, if Executive qualifies for severance pay under
Section 2 of this Agreement, such severance pay will be in lieu of, and not in addition to, any severance or other termination payments to which Executive may be entitled under any employment agreement with, or other plan or arrangement of, the Company.

        7. WITHHOLDING. All amounts payable by the Company hereunder shall be subject to all federal, state, local and other withholdings and employment taxes as required by applicable law.

        8. NO SOLICITATION OF EMPLOYEES. Executive hereby agrees that for a period of one year following the termination of Executive's employment from or contractual relationship with the Company, for whatever reason, Executive will not directly or indirectly solicit, induce or influence any person who is engaged as an employee or otherwise by the Company to seek employment with any other business, nor will Executive provide any information regarding employees of the Company, including without limitation name, e-mail address, telephone or fax numbers, job titles or compensation information, to any third party without the prior written consent of the Company. Executive acknowledges that such information is proprietary to the Company and that providing such information for any unauthorized purpose, including without limitation the direct or indirect solicitation of such employees for employment, is strictly prohibited, and Executive further acknowledges that violation of this provision would result in damage to the Company for which Executive may be held personally liable, and Executive agrees that should Executive violate this provision, the Company may obtain injunctive relief as well as actual, incidental, or punitive damages, if appropriate.

        9. ARBITRATION OF CLAIMS. The following arbitration provisions shall apply to any claim brought by Executive or the Company after the date of this Agreement even if the facts upon which the claim is based arose prior to the execution of this Agreement:

                (a) CLAIMS COVERED BY THIS AGREEMENT. To the maximum extent permitted by law, the Company and Executive mutually consent to the resolution by arbitration of all claims or causes of action that the Company may have against Executive or that Executive may have against the Company or

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against its officers, directors, employees, or agents in the capacity as such or otherwise (collectively "claims"). The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual harassment, or any type of unlawful harassment, religion, national origin, age, marital status, medical condition, disability or sexual orientation); claims for wrongful termination in violation of public policy; and claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment & Housing Act, the California Labor Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Fair Labor Standards Act or Employee Retirement Income Security Act.

                (b) CLAIMS NOT COVERED BY THE AGREEMENT. Claims Executive may have for workers' compensation, unemployment compensation benefits or wage and hour claims within the jurisdiction of the California Labor Commissioner are not covered by this Agreement. Notwithstanding the fact that Executive is not required to arbitrate such claims, he may, if he so chooses, submit wage and hour claims to binding arbitration pursuant to this Agreement. Also not covered are claims by either party for injunctive and/or other equitable relief, as to which the parties understand and agree that either party may seek and obtain relief from a court of competent jurisdiction.

                (c) REQUIRED NOTICE OF ALL CLAIMS. The Company and Executive agree that the aggrieved party must give written notice of any claim to the other party. Written notice to the Company, or its officers, employees or agents, shall be sent to the Chairman of the Company's Board of Directors. Executive will be given notice at the last address recorded in his personnel file or such other address as Executive may provide to the Company from time to time following the date of this Agreement by a writing specifying that it is the address for notice under this Agreement. The written notice shall identify and describe the nature of all claims asserted and detail the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

                (d) ARBITRATION PROCEDURES. The Company and Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with and under the auspices and rules of the American Arbitration Association (hereinafter the "Arbitration Service"). The arbitration shall take place in Santa Clara County, California, unless the parties mutually agree to conduct the arbitration in a different location. The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on a neutral arbitrator, Executive first, and then the Company, will alternately strike names from a list provided by the Arbitration Service until only one name remains. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitrator shall apply the applicable statute of limitations to any claim, taking into account compliance with Section 9(c) of this Agreement. The arbitrator shall issue a written opinion and award, which shall be signed and dated. The arbitrator shall be permitted to award those remedies that are available under applicable law. The arbitrator's decision regarding the claims shall be final and binding upon the parties. The arbitrator's award shall be enforceable in any court having jurisdiction thereof.

                (e) ACKNOWLEDGMENT OF JURY TRIAL WAIVER. Executive understands that, by this Agreement, he is waiving his right to have a claim adjudicated by a court or jury. Any party may be represented by an attorney or other representative selected by the party.

                (f) ARBITRATION FEES AND COSTS; ATTORNEYS' FEES. Executive will be required to pay an arbitration fee to initiate the arbitration equal to what he would be charged as a first appearance fee in

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court. The Company shall advance the remaining fees and costs of the arbitrator.
However, to the extent permissible under the law, and following the arbitrator's ruling on the matter, the arbitrator may rule that the arbitrator's fees and costs be distributed in an alternative manner. The arbitrator's award in any arbitration brought pursuant to the provisions of this Agreement shall provide for the prevailing party to recover from the other party the prevailing party's reasonable attorneys' fees relating to such action.

                (g) REQUIREMENTS FOR MODIFICATION OR REVOCATION. This agreement to arbitrate shall survive the termination of Executive's employment with the Company. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement.

                (h) CONSIDERATION. Executive understands that the provisions for severance pay as set forth herein and his continued employment with the Company are consideration for his acceptance of these arbitration provisions. In addition, the promises by the Company and by Executive to arbitrate claims, rather than litigate them before courts or other bodies, provide consideration for each other.

                (i) VIOLATION OF THIS AGREEMENT. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim required to be arbitrated under this Agreement or pursue any arbitrable dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

        10. ENTIRE AGREEMENT; EFFECT OF PRIOR AGREEMENTS. This is the complete agreement of the parties on the subjects set forth herein, including severance pay and arbitration of disputes. This Agreement supersedes any prior oral or written understanding on such subjects. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement and in the Employment Letter. In the event of a conflict between any of the terms of this Agreement and any of the terms of (i) any of the Option Agreements, or (ii) the Employment Letter, the terms of this Agreement shall prevail. The provisions of the Employment Letter regarding Executive's returning relocation and legal fees to the Company are not superseded by this Agreement.

        11. AMENDMENT. This Agreement may not be amended without the prior written consent of both Executive and the Company.

        12. NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement does not 3 constitute a contract of employment, does not change the status of Executive's employment and does not change the Company's policies regarding termination of employment. Nothing in this Agreement shall be deemed to give Executive the right to be retained in the service of the Company or to deny the Company any right it may have to discharge or demote him at any time; provided, however, that any termination of employment of Executive, or any removal of Executive as an executive officer of the Company primarily in contemplation of a Change in Control shall not be effective to deny Executive the benefits of this Agreement, including without limitation Sections 2, 3 and 4 hereof. No provision of this Agreement shall in any way limit, restrict or prohibit Executive's right to terminate employment with the Company or leave his position as senior executive.

        13. SEVERABILITY. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, or, if it is not possible to so adjust such provision, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The invalidity and unenforceability of any particular provision of this Agreement

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shall not affect any other provision hereof, and all other provisions of the
Agreement shall be valid and enforceable to the fullest extent possible.

        14.     SUCCESSORS.

                (a) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                (b) This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

        16. NO DUTY TO MITIGATE. Executive is under no contractual or legal obligation to mitigate his damages in order to receive the severance benefits provided under this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date set forth in the first paragraph hereof.

MACROVISION CORPORATION                    EXECUTIVE


By   /s/ Steven Blank                              /s/ Alfred J. Amoroso
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     Steven Blank                          ALFRED J. AMOROSO
     Compensation Committee Chairman

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                                                 (Address)

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